                      UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION Washington,
                       D.C. 20549



                        FORM 8-K

                     CURRENT REPORT

               Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934







Date of Report (Date of earliest event reported)  September 11, 1998
                    REDNECK FOODS, INC.
         (Exact name of registrant as specified in its charter)


          DELAWARE                                             56-203-5983
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization                                Identification
                                                                 Number)

71 Turtle Creek Drive, Asheville, NC                             28803
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:   (828) 277-5577

Item 1.   Changes in Control of Registrant

Item 2. Acquisition or Disposition of Assets. On September 11, 1998, the Company obtained an extension relating to its ongoing negotiations to acquire all of the stock of Woody's Bar-B-Q Holdings, Inc., a 33-unit chain based in Jacksonville Florida. To obtain this extension, the Company agreed to release to the selling shareholders of Woody's $805,630, representing the net funds held in
escrow at that time.   The Company expects to pay a total of
$1,600,000 in cash plus approximately $4,000,000 of Convertible Promissory Notes ("the Notes") bearing interest at 10% and maturing
in one year.   The final purchase price is subject to adjustment
based upon a closing balance sheet audit.   The Notes are
convertible into Common Stock at the lower of $2.93 per Common Share or the average daily closing prices for the 30 days prior to
conversion.   Additionally, the Company will issue Warrants to the
Selling Shareholders to acquire 500,000 shares of the Company's Common Stock at the lower of $1.71 or the Conversion Price
identified in the Notes.   Mr. David Womick, President of Redneck
Foods, Inc., and his wife have also agreed to guarantee the Notes and they have agreed to pledge 1,000,000 of their Redneck Common
Shares as additional collateral.   The Company and the Sellers
extended the closing 3 times until October 8, 1998 to facilitate the raising of the necessary capital to close the transaction.

The Company is attempting to raise the required cash through a
private placement of convertible debentures.   The Company
authorized up to $3,000,000 in aggregate principal amount of Series
1 Secured Convertible Debentures Due 2001 (the "Debentures").   The
Debentures bear interest at 5% per annum, payable quarterly, and are
redeemable at 125% of the principal amount so redeemed.   Subsequent
to June 30, 1998, $1,271,200 in Debentures has been sold.

Item 3. Bankruptcy or Receivership.     None.

Item 4. Changes in Registrant's Certifying Accountant.     No.

Item 5. Other Events.     None.

Item 6. Resignation of Registrant's Directors.     None.

Item 7. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired. To be filed on or before November 20, 1998

(b) Pro forma financial information. To be filed on or before November 20, 1998


(c)     Exhibits. AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
                  AND EXTENSION LETTER AGREEMENTS

Item 8. Change in Fiscal Year.     None.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



              REDNECK FOODS, Inc.
              (Registrant)

              By: David Womick, President
              ----------------------------

Date:              September 25, 1998